Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement of NeoStem, Inc. (formerly known as Phasc 111 Medical, Inc.) on Form S-1 (Registration No. 333-107438) of our report dated February 23,2006 except for Note 12, as to which the date is March 27,2006 and Note 13 as to which the date is August 29,2006, appearing in the Prospectus, which is part of this Registration Statement with respect to the financial statement of NeoStem, Inc. (formerly known as Phase I11 Medical, Inc.) for the year ended December 31, 2005.

We also consent to the reference to us under the headings “Selected Financial Data” and “Experts” in such  Prospectus.

/s/ Holtz Rubenstein Reminick LLP
Holtz Rubenstein Reminick LLP
Melville, New York
August 3 1,2006